Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Electronics for Imaging, Inc. of our report dated March 6, 2007, relating to the financial statements of Jetrion LLC (Predecessor) as of December 31, 2004, for the year then ended, and for the period from January 1, 2005 to September 30, 2005, which appears in the Current Report on Form 8-K/A filed October 19, 2007.

We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Electronics for Imaging, Inc. of our report dated March 6, 2007, relating to the financial statements of Jetrion LLC (Successor) as of December 31, 2005, and for the period from October 1, 2005 to December 31, 2005, which appears in the Current Report on Form 8-K/A filed October 19, 2007.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

November 9, 2007